Transcript of
SouthPeak Interactive Corporation (SOPK)
Second Quarter Fiscal 2010 Earnings Conference Call
February 17, 2010

Participants
Melanie Mroz, President and Chief Executive Officer
Reba McDermott, Interim Chief Accounting Officer
Terry Phillips, Chairman of the Board
Scott Silverman, Vice President of Corporate Development

Presentation

Operator

Greetings and welcome to the SouthPeak Interactive Corporation Second Quarter Fiscal 2010 Earnings Conference Call.  At this time, all participants are on a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Scott Silverman, Vice President of Corporate Development.  Thank you, Mr. Silverman, you may now begin.

Scott Silverman – SouthPeak Interactive Corporation – Vice President of Corporate Development

Thank you and good morning, everyone, and welcome to SouthPeak Interactive Corporation’s Fiscal 2010 Second Quarter Earnings Conference Call.

On the call today will be our CEO, Melanie Mroz, to provide a brief overview; our Interim Chief Accounting Officer, Reba McDermott, will discuss our fiscal 2010 second quarter financial results; and our Chairman, Terry Phillips, will discuss our product lineup.

Before we begin, I would first like to quickly review on Safe Harbor statement by reminding everyone that statements made during this call that are not historical facts are considered forward-looking statements under the Federal Securities Laws.  These forward-looking statements are based on the beliefs of our management as well as assumptions made by information currently available to us.  We assume no duty or obligation to update these forward-looking statements even though our situation may change in the future.  Actual operating results may vary significantly from these forward-looking statements based on a variety of factors.  We encourage you to review our filings with the Securities and Exchange Commission which are available at www.sec.gov.  For additional information on risk factors that could cause actual results to differ materially from our current expectations, please read our annual and quarterly reports filed with the SEC.

We also intend to discuss non-GAAP measures.  Our reconciliation of GAAP and non-GAAP results is available in the press release we issued today which is available on our website at www.southpeakgames.com.

I would now like to take the time to turn the call over to our CEO, Melanie Mroz.

Melanie Mroz – SouthPeak Interactive Corporation – President and Chief Executive Officer

Thank you, Scott, and thank you all for joining us today.

This morning we reported our quarterly financial results for the period ended December 31, 2009.  Given the challenging and crowded retail market that continues to operate under unprecedented inventory controls, we released only two new titles during this period since it is a strategic decision to release those games that we knew would succeed during the peak holiday season.  We believe this defensive posturing has allowed us to fare relatively well against strong industry headwinds.  To this end, we have taken what we believe to be the appropriate steps to manage our business during a challenging time.

In the December quarter, we were vigilant on managing our expenses and generated positive operating cash flow.  Specifically, we decreased our operating expenses by 29% year-over-year which included a 44% reduction in sales and marketing due to a lower spending based on our decision to release fewer titles in the period in order to best align our cost structure with our anticipated revenue stream.  We also recognize a $3.3 million gain on the settlement of the trade’s payables, which was primarily related to the termination of a distribution and co-publishing agreement.

Overall, we are pleased with the progress we have made given the difficult environment.  On a year-to-date basis, our revenues are up approximately 4% over last year.  We attribute much of our ability to succeed to the proven strength of our business model which allows us to leverage our relationships with independent developers, to optimize our risks return profile, and substantially control cost.

As I mentioned, we introduced two new titles during the holiday season.  These included Horrid Henry for Nintendo DS, Wii, and PC and My Baby First Steps for Nintendo DS and Wii.  We also began shipping Fast Food Panic at the very end of the quarter so to reach the store shelves for the January 7th launch date.

My Baby First Steps marks our newest addition to our popular My Baby franchise.  This game series continues to be among our top sellers and was a clear standout in the recent holiday season.  Including the addition of this game, we increased the number of My Baby franchise unit shipped by 45% this holiday season compared with the same period last year when the original My Baby game was released.

We plan to continue to leverage our popular games to introduce sequels which provide us with a built-in user base as well increase the longevity of our most successful titles.  We believe we can gain additional traction with our existing game titles as well as introduce new games that broaden our exciting portfolio.

Horrid Henry which we launch at the end of October for Nintendo DS, Wii, and PC in the UK and several other territories also performed well in this period.  We remained on the top 15 DS chart in the UK throughout the holiday season.

We’re also continuing to penetrate the digital download market.  Increasing digital download content for our games is in line with our strategy to make our content readily accessible to further broaden our reach and capture an additional revenue stream from our existing content.  In this same vein, we have realized an opportunity to broaden our direct to consumer titles and plan to further diversify our offering; we enter into the social gaming sector.  We see a significant opportunity to extend our business to a new and relevant title introduction to this growing platform.

As an additional means to broadening our offering, in December we launched Schrodinger’s Rat for the iPhone and iPod.  This marks our entry into the mobile marketplace and while still early, we are pleased with the initial performance of this title.

In line with our growth strategy, we are on track to release new titles this year for all the major platforms including Blood Bowl, Crime Scene, Dementium 2, Sushi Go Round, 3Dot Heroes, and TNA iMPACT:  Cross the Line.

Importantly, we are now beginning to see positive signs of market recovery and increased consumer spending.  Industry pundits agree that the sector is on the steady track to recovering in calendar 2010.  Having weathered what we believe to be the worst of the storm, we are well positioned in uptick and growth for the remainder of the year.

With that overview, I would now like to turn the call over to Reba McDermott, our Chief Accounting Officer, to provide a summary of our financial results for the period.  Reba?

Reba McDermott – SouthPeak Interactive Corporation – Interim Chief Accounting Officer

Thank you, Melanie, and good morning everyone.

On today’s call, I will review SouthPeak’s financial performance for the fiscal 2010 second quarter ended December 31, 2009.  Revenue for the quarter was approximately $10.1 million, a decrease of 42% from revenue of $17.3 million for the comparable period in fiscal year 2009.  The decrease in revenue was primarily driven by a decrease in the number of new titles we’ve released.  Additionally, last year’s quarter included releases of titles for the Xbox 360 and PS3, which have a higher MSRP, whereas this year we shipped predominantly Nintendo Wii and DS products.

For the three months ended December 31, 2009, gross profit decreased to $3.2 million, or 32% of revenues, from $8.8 million, or 51% of revenues, in the 2008.  The year-over-year decrease in gross profit was due primarily to selling fewer units for next generation platforms which have a higher MSRP and an overall lower royalty rate as the percentage of wholesale prices.

Total operating expenses for the second quarter of fiscal 2010 decreased by 29% to $5.3 million compared with $7.5 million in the second quarter of fiscal 2009.  The decrease in operating expenses for the fiscal 2010 period was due primarily to a $3.3 million gain in the settlement of trade payables resulting from the termination of a distribution and co-publishing agreement.  This includes the recognition of certain profits relating to items that were expensed in prior periods as well as benefit for assuming certain future liabilities relating to field inventory and price protections going forward.  We recorded no gain or loss for the settlement of trades payable in the fiscal 2009 period.

Additionally, we reduced our sales and marketing expenses by 44% to $2.2 million compared with $4.0 million in the comparable prior year period.  The reduction in sales and marketing costs was due to lower direct spending as a result of releasing fewer titles and benefiting from past marketing investment in the My Baby brand.

These gains were partially offset by a 19% year-over-year increase in our warehousing and distribution expenses.  This increase was primarily attributed the sales in the quarter being predominantly for Nintendo DS and Wii products which have a lower MSRP and certain shipping costs that are the same whether the unit being shipped was a $59.99 MSRP or a $29.99 MSRP.

Also offsetting our gains in operating expenses was a $3.1 million charge in litigation costs and a reserve associated with our legal proceedings with CDV Software Entertainment.  Although we believed our true financial exposure is substantially less than this, we continue to diligently pursue a reasonable settlement with the party.

GAAP net loss for the second quarter of fiscal 2010 was $2.6 million including a charge of $3.1 million relating to our litigation with CDV, or $0.06 per share based on 45 million weighted average shares outstanding.  This compares with a GAAP net income of $1.2 million or $0.02 per diluted share in the second quarter of fiscal 2009 based on 53.2 million weighted average shares outstanding.

On a non-GAAP basis, we reported net income of $433,000, or $0.01 per diluted share for the three months ending December 31, 2009 which exclude the $3.1 million charge attributed to our CDV litigation.  This compares with a non-GAAP net income of $1.7 million or $0.05 per diluted share for the three months ended December 31, 2008 which excludes a $561,000 charge in restructuring expenses.

Earnings before interest, taxes, depreciation, and amortization or adjusted EBITDA for the second quarter for fiscal 2010 was $1.4 million compared with adjusted EBITDA of $2.9 million in the prior fiscal year period.

Turning to our cash flow statement, our cash flow from operations for the fiscal 2010 second quarter was $7000 compared with a cash flow deficit of $6.8 million for the fiscal 2009 second quarter.

Our quarterly report for the period ended December 31, 2009 indicates a going concern from our independent auditor, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  Our ability to continue as a going concern is predicated upon, among other things, continuing to generate positive cash flows from operations, curing the default on the production advance payable, renewing the credit line with SunTrust Banks, and/or obtaining alternative or additional financing and the resolution of various contingencies.  We are currently in the process of renewing our line of credit with SunTrust as well as attempting to expeditiously resolve our contingencies for amounts significantly less than currently accrued for in order to reduce our aggregate liabilities on our balance sheet as well as actively controlling our cost structure to better align with our revenue stream.  We are committed to pursuing these options and others to address our viability as a going concern but there can be no assurance that these plans will be successfully completed.

That concludes my comments on the financial results so I would like to turn the call over to our Chairman, Terry Phillips.

Terry Phillips – SouthPeak Interactive Corporation – Chairman of the Board

Thank you, Reba, and good morning, everyone.

With that overview of the quarter and before we open the call for your questions, I would like to take a moment to discuss the progress with several of our newest titles as well as our growth initiatives including some of our upcoming titles.

Our recent new title launches are performing well and we are beginning to see an increase in consumer demand for our products.  Blood Bowl to PC and Xbox 360 is among our newest titles.  We launched this game at the end of January and are pleased with initial results.  This game brings to life the popular Fantasy Football board game using creative characters and smooth animations and was developed in conjunction with Games Workshop and based on the successful Warhammer brand.

To expand on our digital opportunity, as Melanie has mentioned, we are turning our attention to the social gaming market.  With social gaming’s increasing popularity, we see significant opportunity here to expand our offering and our brand among direct to consumer market.  We are excited to announce that we plan to enter this phase in the near term with our first game planned for launch this year for Facebook, one of the most traffic social networking sites, where we believe we can gain immediate traction.

In terms of our pipeline, we are also on track to launch approximately 20 new titles this calendar year.  This summer, we plan to launch Two Worlds 2 for Xbox 360, PlayStation 3, and PC.  With the inclusion of the PS3 in this launch, we will be expanding this title to a new platform as the original was only available for Xbox 360 and PC.  We had tremendous success with Two Worlds and expect that the enhancements to the sequel will provide additional interests to gamers who loved the first version as well as new players.

We are also on track to launch our branded products including Sushi Go Round for the DS, the Wii, and the iPhone this winter and TNA iMPACT:  Cross the Line for PSP and PSPgo this summer.

We are seeing an increasing market shift of larger publishers focusing on their own core IPs and branded products which offer us escalating access to new titles in emerging brands at price points that were historically much higher.  We are confident that this strategy will continue to serve us well and lend SouthPeak a considerable advantage as we begin work to introduce new titles and improve our sales with products that are attached to a consumer brand which will allow us to stay ahead of industry trends.  We believe we can gain additional traction with our existing game titles as well as introduce new games that broaden our exciting portfolio.

Partnerships such as our recent agreement with Koch Media’s Deep Silver align us with well-respected and established companies and also provide us with access to an exciting product lineup on all current generation platforms.  We are pleased to announce that we will soon launch our first two games under this agreement with the popular titles Risen for the Xbox 360 and Prison Break for the Xbox 360 and the PS3.  This deal is a result of our continued investment in our infrastructure to further develop a robust publishing platform.

We currently have approximately 30 intellectual products under development in new exciting titles scheduled for introduction later this year.  Our pipeline in new release represents a variety of games designed to capture audiences across the board as we are seeing an exciting demographic shift that it doesn’t rely solely on hardcore gamers.  This opens new avenues for us as we look to introduce additional titles that appeal to families, women, and casual gamers across all major platforms.

We currently have an extensive portfolio of over 50 interactive entertainment games that stand a variety of platforms and genres including RPG, simulation, first version shooters, sports, strategy, puzzle, and fighting which allows us the ability to appeal to all ages and interests.

We are confident that SouthPeak is positioned from impressive growth in 2010 and beyond and we look forward to keeping you updated with our progress.  To keep you up to date with our latest developments, you can visit our website www.southpeakgames.com.

Thank you for your attention and this time, I would now like to open the call for questions.  Operator?

Operator

Thank you.  We will now be conducting a question and answer session.  If you would like to ask a question, please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * keys.  Again, if you would like to ask a question, please press *1 on your telephone keypads at this time.  One moment please while we pool for questions.

Again, ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypads at this time.

Thank you.  Our first question is coming from Adam Hershey.  Please state your affiliation and proceed with your question.

Adam Hershey – SIAR Capital

Hi.  Good morning.  Adam Hershey, SIAR Capital.  How are you?

Well, I just wanted to get a little more clarification on the $3.1 million in litigation cost associated with the legal fees and the UK judgment associated with the legal proceedings with CDV Software Entertainment.  Could you just give me some background on that situation and some additional color there?

Reba McDermott – SouthPeak Interactive Corporation – Interim Chief Accounting Officer

Okay, Adam.  Excuse me.  So the $3.1 million is as is with the judgment that we have right now.  We don’t have a final final but we do have a preliminary judgment so we had to book… per GAAP, we needed to book that judgment.  We are still talking with CDV and expect to be able to settle with them favorably.

Terry Phillips – SouthPeak Interactive Corporation – Chairman of the Board

Yes, Adam, this was a… This is Terry.  Hi.  The CDV was part of an arrangement when we purchase Gamecock last year.  (inaudible) something that we’ve been working on for a while and hope to have a resolution on, but something that we had to book at this time.

Adam Hershey – SIAR Capital

Okay.  The other thing is you had gone through the going concern statement in the both in the press release and on the call.  Can you just talk about what are the items that you are currently dealing with?  I think curing the default of the production advance payable, renewing the line of credit with SunTrust, and obtaining additional financing.  Could you touch on each of those different items, what you’re doing on each of those, and your strategy surrounding that?

Reba McDermott – SouthPeak Interactive Corporation – Interim Chief Accounting Officer

Well, on the bank line, the line of credit, we are hoping to get that settled here hopefully this week.  That is in the works right now.  So we don’t expect that for the next Q.  The production advance payable, we are still working on that one and right now, we don’t really have much of an update on that one.  Terry, you can…

Terry Phillips – SouthPeak Interactive Corporation – Chairman of the Board

Yes.  That’s actually tied to another issue which we are trying to resolve as an overall… with the particular group and overall plan to resolve that had something to do with some gains that we work with them with that company also.  So we’re trying to work on an overall settlement on that one.  Predominantly, we didn’t have a bank line in place at the moment; that was the primary issue and we think we‘ll have that resolve pretty quickly.

Reba McDermott – SouthPeak Interactive Corporation – Interim Chief Accounting Officer

Because our bank line right now, Adam, has… it’s one that we’ve had in place since 2005 and we basically have had it on a month-to-month basis and so we’re getting it more formalized now.

Adam Hershey – SIAR Capital

What does that line give you today?

Reba McDermott – SouthPeak Interactive Corporation – Interim Chief Accounting Officer

Today at 12:31, it gave us a $7.5 million line with… based on receivables with usually about $0.5 million over… overdraft and it capped off at 8 and we had a 65% receivables where you can borrow again 65%.

Adam Hershey – SIAR Capital

So just looking at the liability, the line of credit right now is $5.3 million on that line of $7.5 million?

Reba McDermott – SouthPeak Interactive Corporation – Interim Chief Accounting Officer

That is correct.  Yes.

Adam Hershey – SIAR Capital

So you still have some room on the line in the event that you needed to grow the overall business, is that correct?

Reba McDermott – SouthPeak Interactive Corporation – Interim Chief Accounting Officer

That is correct.  Yes.

Adam Hershey – SIAR Capital

The other item I just wanted to touch on very quickly is the… in the accounts of receivable section, the net of allowance is $6.648 million.  Could you just give me some clarity on what that is pertaining to and what are you doing as it relates to collection of that receivable?

Reba McDermott – SouthPeak Interactive Corporation – Interim Chief Accounting Officer

So the net of allowance is typically in our business, we have price protections, we MDF, and it’s just a normal course of what we do and this is our receivables in our business… your receivables are usually about a 30- to 60-day collection and so right now, the receivables are pretty much in line with where we would expect them to be.  But that is typically the price deductions or any sales deductions, MDF, marketing development fund, defective allowance, just the different types of deductions from your gross sales.

Adam Hershey – SIAR Capital

Okay.  Great.  And then just one other note, you had mentioned 20 new titles that you’re going to be releasing this year, could you just talk about the opportunities that you see?  Just highlight some of the key games of those 20 and how you are going to market with those?

Terry Phillips – SouthPeak Interactive Corporation – Chairman of the Board

Yes.  Sure.  As we had mentioned, I think Mel and I both mentioned, Two Worlds 2 is one of the ones we're most excited about.  This is the game that we had original launched in 2008, I believe, and was very successful for us.  We’ve expanded it now to PlayStation 3.  With the growth of PlayStation 3 right now, we’re pretty excited about that one.  That’s one of our bigger ones that we’re excited about.

And the TNA wrestling I think we mentioned that.  We have two PSP and a DS game that we’re pretty excited about on that.  We’re working with the TNA group and with marketing and that brand is very strong… should be very strong for us.

Dementium 2 is a game that we had done the original game and it was very well received and we had a sequel for that one coming out again this spring.

Sushi Go Round is a product that we’re working in conjunction with Miniclip, the download site for this game.  You can download it millions of times and we’re bringing it to the DS and we seem to have a lot of excitement there.

We’ve just launched Crime Scene this week.  It’s probably our best prebooking DS game we’ve ever done.  So that’s just hit shelves this week so were excited to see how that one will perform.

I also mentioned that were working with Koch Deep Silver and launching the game Risen, an RPG for the Xbox 360.  That’s hitting stores, I think, on the 23rd of this month and then Prison Break will hit stores this spring.  That’s on the PlayStation 3 and 360.

Somebody else might help me some other titles.  I’m doing it for memory here.

Melanie Mroz – SouthPeak Interactive Corporation – President and Chief Executive Officer

Right.  Well, those are the titles that we’ve announced to date.  We have quite a few titles that we’ll be announcing in the next couple of months.

Adam Hershey – SIAR Capital

Okay.  Great.  I appreciate it.  Thank you.

Operator

Thank you.  As a reminder, ladies and gentlemen, if you would like to ask a question please press *1 on your telephone keypads at this time.  If you are on a speakerphone, you may need to pick up the handset before pressing the * keys.

Thank you.  There are no further questions at this time.  I would like to hand the floor back over to management.

Terry Phillips – SouthPeak Interactive Corporation – Chairman of the Board

Okay.  Well, thank you very much for joining the call today.  We appreciate you coming on.

Operator

Thank you.  This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you all for your participation.